Exhibit 99.1

COMPANY CONTACT:

Mark W. Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 23, 2007

DIAMONDROCK HOSPITALITY COMPANY ANNOUNCES THE EXERCISE OF THE UNDERWRITERS’ OVER-ALLOTMENT OPTION AND THE CLOSING OF ITS FOLLOW-ON COMMON STOCK OFFERING

BETHESDA, MD, January 23, 2007 — DiamondRock Hospitality Company (NYSE: DRH) today announced that the underwriters of its recent follow-on public offering of common stock have exercised their over-allotment option to acquire an additional 2,392,500 shares of common stock at a price of $18.15 per share.  In addition, today DiamondRock completed the sale of all 18,342,500 shares of common stock (including the additional shares purchased pursuant to the over-allotment option). DiamondRock received net cash proceeds of approximately $317,900,000 today.

Citigroup Global Markets Inc. and Merrill Lynch & Co. acted as joint book running managers for the offering. Friedman, Billings, Ramsey & Co., Inc., Wachovia Capital Markets, LLC, Robert W. Baird & Co., and JMP Securities LLC acted as co-managers.

Copies of the prospectus are available from the offices of Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or Merrill Lynch & Co. (Prospectus Fulfillment) by phone to (212) 449-1000 or by mail to 4 World Financial Center, New York, NY 10080, or from the offices of any of the other underwriters identified above.

A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission.  This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties.  Upon completion of the pending acquisition of the Westin Boston Waterfront Hotel, DiamondRock will own 21 hotels with almost 10,000 rooms  The Company has a strategic acquisition sourcing relationship with Marriott International. For further information, please visit DiamondRock’s website at www.drhc.com.